Exhibit 99.1

MITEL NETWORKS CORPORATION

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual General Meeting (the “Meeting”) of the shareholders of Mitel Networks Corporation (“Mitel”) will be held on Wednesday, September 15, 2010 at The Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, Canada, K2K 2W2, commencing at 2:30 p.m., Ottawa time, for the following purposes:

1.	To place before the Meeting the consolidated financial statements for the fiscal year ended April 30, 2010 together with the auditor’s report thereon.

2.	To elect directors for the ensuing year (“Annual Resolution No. 1”).

3.	To reappoint Deloitte & Touche LLP as our independent auditor (and, for purposes of U.S. securities laws, our independent registered public accounting firm) and to authorize the directors to fix the auditor’s remuneration (“Annual Resolution No. 2”).

To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

A copy of the full text of each of the proposed Annual Resolution No. 1 and Annual Resolution No. 2 is attached as Schedule A and Schedule B respectively to the Management Proxy Circular that accompanies this Notice. Any action on the items of business described above may be considered at the annual meeting or at any adjournment or postponement thereof. Please note that our proxy materials are also available through the Internet at http://investor.mitel.com. In the interest of convenience to you and of minimizing the environmental impact associated with printing and mailing our proxy material and annual reports in the future, you may indicate your preference for receiving all future materials electronically, by indicating as such in the manner provided for on the enclosed proxy card or, for beneficial holders, on the voting instruction form.

Shareholders of record attending the Meeting should be prepared to present government-issued picture identification for admission. Shareholders owning common shares through a broker, bank, or other record holder should be prepared to present government-issued picture identification and evidence of share ownership as of the record date, such as an account statement, voting instruction form issued by the broker, bank or other record holder, or other acceptable document, for admission to the Meeting. Check-in at the Meeting will begin at 1:30 p.m., Ottawa time, and you should plan to allow ample time for check-in procedures.

As owners of Mitel, your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. We request that you vote as soon as possible in writing by following the instructions noted on the proxy card or, for beneficial shareholders, the voting instruction form, included with this Notice. Your proxy card or voting instruction form, as applicable, must be received by 12 p.m. (noon), Ottawa time, on the day before the Meeting, Tuesday, September 14, 2010. For specific information regarding voting of your common shares, please refer to the section entitled “Voting of Proxies” in the accompanying Management Proxy Circular.

Thank you for your continued interest in Mitel.

DATED at Ottawa, Ontario this 18th day of August, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Donald W. Smith, Chief Executive Officer

EXPLANATORY NOTE REGARDING THE CONTENT AND FORMAT OF THIS DOCUMENT

Mitel qualifies as a foreign private issuer for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead of filing annual and periodic reports on forms available for foreign private issuers, the Corporation is filing an annual report on Form 10-K and will file quarterly reports on Form 10-Q and current reports on Form 8-K. As a Canadian corporation and foreign private issuer in the U.S. that is not subject to the requirements of Section 14(a) of the Exchange Act or Regulation 14A, our management proxy circular (the “proxy circular”) and related materials have been prepared in accordance with Canadian corporate and securities law requirements.

A copy of our annual report on Form 10-K for the year ended April 30, 2010 was mailed contemporaneously with this proxy circular and is also available at http://investor.mitel.com. You may review and print the Form 10-K and all exhibits from the website of the United States Securities and Exchange Commission (the “SEC”) at www.sec.gov or from the System for Electronic Document Analysis and Retrieval (“SEDAR”) of the Canadian Securities Administrators at www.sedar.com. In addition, we will send a complete copy of the annual report on Form 10-K (including all exhibits, if specifically requested), to any shareholder (without charge) upon written request addressed to: Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7. All of the Corporation’s public documents are filed with SEDAR and may be found at www.sedar.com.

Additional financial information is contained in the audited consolidated financial statements of the Corporation for the year ended April 30, 2010 and management’s discussion and analysis of financial condition and results of operations for the year ended April 30, 2010. Copies of the Corporation’s financial statements and management’s discussion and analysis of financial condition and results of operations are available upon request to Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

In this proxy circular, we refer to Mitel Networks Corporation, the Canada Business Corporations Act corporation whose shares you own (together with its subsidiaries, where applicable), as “Mitel”. Additionally, we sometimes refer to Mitel as “we,” “us,” “our,” “our corporation,” or “the Corporation.” References to “GAAP” mean generally accepted accounting principles in the United States.

All dollar amounts included in this proxy circular are expressed in U.S. dollars.

MITEL NETWORKS CORPORATION

350 Legget Drive

Ottawa, Ontario

K2K 2W7

MANAGEMENT PROXY CIRCULAR

A.	INFORMATION ON VOTING AND PROXIES

1.	Solicitation of Proxies

This management proxy circular (the “Management Proxy Circular” or the “Circular”) is furnished in connection with the solicitation of proxies by or on behalf of the management of Mitel Networks Corporation (“Mitel” or the “Corporation”), a corporation governed by the Canada Business Corporations Act (the “CBCA”), for use at the annual meeting, or any adjournment or adjournments thereof (the “Meeting”), of the shareholders of the Corporation (each, a “Shareholder”) to be held on Wednesday, September 15, 2010 at The Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, K2K 2W2, commencing at 2:30 p.m., Ottawa time, for the purposes set out in the notice of the Meeting (the “Notice of Meeting”) accompanying this Management Proxy Circular.

The enclosed proxy is being solicited by or on behalf of the management of the Corporation and the cost of such solicitation will be borne by the Corporation. It is expected that the solicitation of proxies will be primarily by mail communication by directors, officers or employees of Mitel. Except as otherwise stated, the information contained in this Management Proxy Circular is given as of July 31, 2010.

Unless otherwise provided herein, all dollar amounts in this Management Proxy Circular are stated in U.S. dollars.

2.	Appointment of Proxies

The persons named in the enclosed form of proxy or voting instruction form are directors or officers of the Corporation. If you wish to appoint some other person or company (who need not be a shareholder) to represent you at the Meeting, you may do so by striking out the name of the persons named in the enclosed form of proxy or voting instruction form and inserting the name of your appointee in the blank space provided or complete another form of proxy and, in either case, deliver the completed and signed form in the envelope provided by 12:00 p.m. (noon), Ottawa time, on Tuesday, September 14, 2010, being the business day preceding the date of the Meeting. It is the responsibility of the shareholder appointing some other person to represent the shareholder to inform such person that he or she has been so appointed. The proxy or voting instruction form must be signed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof, duly authorized.

Registered Shareholders

A registered shareholder is the person in whose name a share certificate is registered. If you are a registered shareholder, you are entitled to vote your shares in person at the Meeting or by proxy. If you wish to vote in person at the Meeting, do not complete or return the form of proxy included with this Circular. Your vote will be taken and counted at the Meeting. If you do not wish to attend the Meeting or do not wish to vote in person, you may vote by proxy by delivering the completed and signed form of proxy in the envelope provided by 12:00 p.m. (noon), Ottawa time, on Tuesday, September 14, 2010, being the business day preceding the date of the Meeting. The shares represented by your proxy will be voted in accordance with your instructions as indicated on your form of proxy and on any ballot that may be called at the Meeting. Your proxyholder will decide how to vote on amendments or variations to the matters to be voted on at the Meeting. Instructions for using each of these methods are set out on the enclosed form of proxy.

Non-Registered Shareholders

Your shares may not be registered in your name but in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or trustee or administrator of self-administered RRSPs, RRIFs, RESPs and similar plans). If your shares are registered in the name of an intermediary, you are a non-registered shareholder.

Mitel has distributed copies of the Notice of Meeting, this Circular and the form of proxy (collectively, the “Meeting Materials”) to intermediaries for distribution to non-registered shareholders. Unless you have waived your right to receive the Meeting Materials, intermediaries are required to deliver them to you as a non-registered shareholder of the Corporation and to seek your instructions regarding how to vote your shares. Typically, a non-registered shareholder will be given a voting instruction form which must be completed and signed by the non-registered shareholder in accordance with the instructions on the form. The purpose of these procedures is to allow non-registered shareholders to direct the voting of those shares that they own but which are not registered in their own name.

Non-registered (or beneficial) shareholders may vote by mail by returning the completed voting instruction form in the envelope provided. If you are a non-registered shareholder and you wish to vote in person at the Meeting, you may do so by acting in accordance with either of the two following procedures:

(A)	Complete your voting instruction form by inserting your own name in the blank space provided, but leave all of the “for” and “withhold” boxes blank. You should then return your voting instruction form, following the instructions provided, in sufficient time for your intermediary to act upon it. If you have done so and your instructions have been received by CIBC Mellon Trust Company (“Mellon”) from your intermediary by 12:00 noon, EST on the day before the Meeting, being Tuesday, September 14, 2010, then when you attend at the Meeting in person you will be allowed to vote the shares covered by the voting instructions form; or

(B)	Complete your voting instruction form by inserting your own name in the blank space provided, and indicate on the voting instruction form that you wish to receive a legal form of proxy. After you return your voting instruction form, you should receive the legal form of proxy from your broker, bank, or other organization. Please note that you must then send the legal form of proxy to our transfer agent, Mellon, and it must be received by Mellon by 12:00 noon EST on the day before the Meeting, being Tuesday, September 14, 2010. If you have requested a legal form of proxy but do not send it back to Mellon in time for Mellon to receive it before this deadline, you will not be able to vote your shares in person at the Meeting.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares will be treated as not entitled to vote on any matter before the Meeting and will not be counted as having been voted in respect of any such matter. Shares represented by intermediary “non-votes” will, however, be counted in determining whether there is a quorum present at the Meeting.

3.	Revocation of Proxies

In addition to revocation in any other manner permitted by law, a shareholder may revoke a proxy pursuant to subsection 148(4) of the CBCA by voting again on a later date by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by an authorized officer or attorney thereof authorized in writing) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting at which such proxy is to be used, or with the Chairman of the Meeting on the day of, but prior to commencement of, the Meeting, or in any other manner permitted by law and, upon either of such deposits, such proxy shall be revoked. If the instrument of revocation is deposited with the Chairman of the Meeting on the day of the Meeting, the instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

A non-registered shareholder may revoke a voting instruction form that has been given to an intermediary at any time by written notice to the intermediary or to the service company that the intermediary uses, in sufficient time for the intermediary to act on it. In addition, a non-registered shareholder may change his or her vote by attending the Meeting and voting in person, provided the non-registered shareholder has followed one of the procedures outlined above under “Non-Registered Shareholders”.

4.	Voting of Proxies

The form of proxy accompanying this Circular affords a shareholder an opportunity to specify that the shares registered in the shareholder’s name shall be voted FOR or WITHHELD in accordance with your instructions as indicated on your form of proxy. In the absence of instructions, your shares will be voted FOR each of the matters to be considered at the Meeting. Votes WITHHELD and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting but are not included in the number of shares present or represented and voting on each matter.

The form of proxy accompanying this Circular confers discretionary authority upon the nominees named in the enclosed form of proxy with respect to amendments or variations of matters identified in the Notice of Meeting or other matters which may properly come before the Meeting. As of the date of this Circular, management of Mitel knows of no amendment or variation of the matters referred to in the Notice of Meeting or other business that will be presented at the Meeting. If any such matters should properly come before the Meeting, each nominee named in the enclosed form of proxy will vote on those matters in accordance with his or her best judgment.

5.	Authorized Capital and Voting Shares

The authorized capital of the Corporation consists of an unlimited number of common shares (“Common Shares”) and an unlimited number of Preferred Shares, issuable in series (the “Preferred Shares”). As of August 16, 2010 (the “Record Date”), Mitel had 52,833,122 Common Shares issued and outstanding and no Preferred Shares issued and outstanding. Each Common Share carries one vote in respect of each matter to be voted upon at the Meeting. Only holders of outstanding Common Shares of record at the close of business on the Record Date will be entitled to vote at the Meeting.

6.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Common Shares as of July 31, 2010 and shows the number of shares and percentage of outstanding Common Shares owned by:

•	each person or entity who is known by us to own beneficially 5% or more of the Common Shares;

•	each member of our Board;

•	each of our named executive officers; and

•	all members of our Board and our executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person or entity who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares that a person would receive upon exercise of stock options or warrants, or upon conversion of convertible securities held by that person that are exercisable or convertible within 60 days of the determination date, which in the case of the following table is September 14, 2010. Shares issuable pursuant to exercisable or convertible securities are deemed to be outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 52,831,405 Common Shares outstanding as of July 31, 2010. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

		Beneficial Ownership After giving effect to this Offering
Title of Class	Name and Address of Beneficial Owner(1)	Number	%
	Five Percent Shareholders:
Common Shares	Matthews’ Group(2)
	Dr. Terence H. Matthews	106,644	0.2%
	Wesley Clover Corporation	12,080,610	22.9%

	Total	12,187,254	23.1%

Common Shares	Francisco Partners Group(3)
	Francisco Partners Management, LLC	13,609	0.0%
	Arsenal Holdco I S.a.r.l.	15,506,012	28.8%
	Arsenal Holdco II S.a.r.l.	5,973,660	11.2%

	Total	21,493,281	40.0%

Common Shares	Morgan Stanley Principal Investments, Inc.(4)	4,236,405	8.0%

Common Shares	Named Executive Officers and Directors:
	Dr. Terence H. Matthews(2)	12,187,254	23.1%
	Donald W. Smith(5)	320,083	0.6%
	Peter D. Charbonneau(6)	100,283	0.2%
	Benjamin H. Ball(3)	21,493,281	40.7%
	Andrew J. Kowal(3)	21,493,281	40.7%
	Jean-Paul Cossart(7)	9,414	0.0%
	Gilbert S. Palter(8)	2,496,435	4.7%
	Norman Stout	19,740	0.0%
	John McHugh	0	0.0%
	Henry Perret	0	0.0%
	Paul A.N. Butcher(9)	160,749	0.3%
	Steven E. Spooner(10)	87,017	0.2%
	Graham Bevington(11)	26,435	0.1%
	Ronald G. Wellard	28,250	0.1%
	All directors and named executive officers as a group (14 persons)(12)	36,915,014	69.9%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

(2)	Includes warrants to acquire 81,901 Common Shares that are currently exercisable, stock options to acquire 24,743 Common Shares that are currently exercisable and 12,080,610 Common Shares owned by Wesley Clover Corporation. Dr. Matthews has voting and investment power over the Common Shares owned by Wesley Clover Corporation and therefore beneficially owns the Common Shares held by Wesley Clover Corporation.

(3)	Includes 20,097,546 Common Shares, warrants to acquire 1,382,126 Common Shares that are currently exercisable and stock options to acquire 13,609 Common Shares that are exercisable. Benjamin Ball and Andrew Kowal, both partners of Francisco Partners Management, LLC, have voting and investment power over the Common Shares owned by each of Francisco Partners, Arsenal Holdco I S.a.r.l. and Arsenal Holdco II S.a.r.l. and therefore beneficially own the Common Shares held by each of these entities. The address for each of the Francisco Partners Group, Benjamin Ball and Andrew Kowal is c/o Francisco Partners Management, LLC, One Letterman Drive, Building C—Suite 410, San Francisco, California, 94129.

(4)	Includes 3,963,810 Common Shares and warrants to acquire 272,595 Common Shares that are currently exercisable. The address for Morgan Stanley Principal Investments, Inc. is 1585 Broadway, New York, New York, 10036.

(5)	Includes options to acquire 200,000 Common Shares granted to Mr. Smith from the holdings of Dr. Matthews at an exercise price of C$52.50 and 118,333 Common Shares issuable upon the exercise of options at an exercise price of $3.75.

(6)	Of this total, 2,019 Common Shares are registered to Peter Charbonneau Trust #2, a trust of which Mr. Charbonneau is the sole trustee, and 13,927 Common Shares are registered to Mr. Charbonneau’s spouse, Joan Charbonneau. Includes options to acquire 60,000 Common Shares granted to Mr. Charbonneau from the holdings of Dr. Matthews at an exercise price of C$52.50 and options to acquire 24,237 Common Shares at an exercise price of $3.75.

(7)	Options to acquire Common Shares granted to Scivias s.a.r.l. Mr. Cossart has voting and investment power over the Common Shares owned by Scivias s.a.r.l.

(8)	Includes 2,033,431 Common Shares, warrants to acquire 440,918 Common Shares that are currently exercisable and stock options to acquire 22,086 Common Shares that are exercisable. Gilbert Palter, partner of EdgeStone Capital Partners, L.P., has voting and investment power over the Common Shares owned by EdgeStone and therefore beneficially owns the Common Shares held by EdgeStone Capital Partners, L.P. The address for EdgeStone Capital Partners, L.P. and Mr. Palter is The Exchange Tower, Suite 600, 130 King street West, Toronto, Ontario, Canada M5X 1A6.

(9)	Includes options to acquire 66,667 Common Shares granted to Mr. Butcher from the holdings of Dr. Matthews at an exercise price of C$52.50 and 83,333 Common Shares issuable upon the exercise of options at an exercise price of $3.75.

(10)	Of this total, 5,100 Common Shares are registered to the Spooner Children Trust, a trust of which Mr. Spooner is one of three trustees and 81,917 Common Shares issuable upon the exercise of options at an exercise price of $3.75.

(11)	Includes 25,017 Common Shares which are issuable upon the exercise of options at an exercise price of $3.75.

(12)	In calculating this total, the Common Shares held by Mr. Ball and held by Mr. Kowal have been counted only once, as all such shares are held by and through the Francisco Partners Group.

For the purpose of this table, which contains information that is also included in the Corporation’s Form 10-K filing for the fiscal year ended April 30, 2010, the term “executive officer” has the meaning ascribed to it under Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”). The information with respect to beneficial ownership is based upon information furnished by each director or executive officer or information contained in insider reports made with the Canadian Securities Administrators.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires directors, executive officers (as defined under the 1933 Act as noted above), and shareholders owning more than 10% of a company’s outstanding shares (other than certain banks, investment funds and other institutions holding securities for the benefit of third parties or in customer fiduciary accounts), to file reports of ownership and changes of ownership with the SEC. Section 16(a) does not apply to Mitel because it is a foreign private issuer under U.S. securities laws. Our officers and directors are required to file reports of ownership of the Corporation’s Common Shares and changes of such ownership with the Canadian Securities Administrators. Mitel believes that our directors and executive officers have made all required filings with Canadian Securities Administrators.

B.	CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Corporation is a Canadian reporting issuer and qualifies as a foreign private issuer for purposes of the Exchange Act. The Corporation’s Common Shares are listed on the National Association of Securities Dealers

Automated Quotations (“NASDAQ”). As a result, the Corporation is subject to, and complies with, a number of legislative and regulatory corporate governance requirements, policies and guidelines, including those of the NASDAQ, the Canadian Securities Administrators and the SEC.

In addition to compliance with governance requirements, the Corporation and its management place significant emphasis on the structure of the board of directors (the “Board”) and the committees of the Board in order to promote effective corporate governance of the Corporation. The Corporation has adopted corporate governance guidelines, mandates for each of the Board, Audit Committee and Compensation Committee, as well as position descriptions for a Chairman of the Board, a lead director and a Chief Executive Officer.

The Corporation has established a Global Business Ethics and Compliance Office headed by a Compliance Officer with assistance from the Legal Department and Internal Audit Department. The responsibilities of the Compliance Officer include (but are not limited to):

•

Ensuring annual distribution and certification of the Corporation’s Code of Business Conduct to all employees, directors, officers and representatives of the Corporation which requires each individual to certify their compliance with the Code.

•	Monitoring Mitel’s ethics and business practices company-wide by coordinating audits, performance assessments and providing training programs.

•	Monitoring and promoting anonymous hotlines to report suspected violations.

•	Reporting to the Board and/or a Committee of the Board.

The Corporation has adopted an Insider Trading Policy for directors, officers and employees who may from time to time be in possession of material, non-public information.

Certain employees who are involved in the preparation and review of financial statements and regulatory filings execute, on an annual basis, certifications in support of the certification obligations of the Chief Executive Officer and the Chief Financial Officer pursuant to the Sarbanes Oxley Act of 2002. The certification process complements the due diligence process administered by the Corporation to support reporting obligations under the Sarbanes Oxley Act of 2002.

Our significant governance principles and practices, all of which are described below, are set forth in governance documentation available on our website at http://investor.mitel.com. These include the Mandate for the Board of Directors, Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct. We will provide a copy of any of these governance documents to any person, without charge, who requests a copy in writing to Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

1.	Applicable Governance Requirements and Guidelines

Rule 5620(c) of the NASDAQ’s corporate governance rules generally requires that a listed company’s by-laws provide for a quorum for any meeting of the holders of the company’s common shares of at least 33 1/3% of the company’s outstanding common shares. Rule 5605(d) of the NASDAQ’s corporate governance rules generally requires that the compensation of a listed company’s executive officers must be determined, or recommended to the board of directors for determination, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors. Rule 5605(e)(1) of the NASDAQ’s corporate governance rules generally requires that director nominees must be selected or recommended for the board of director’s selection either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominations committee comprised solely of independent directors.

Pursuant to the NASDAQ’s corporate governance rules, Mitel, as a foreign private issuer, has elected to comply with practices that are permitted under Canadian law in lieu of the provisions of Rule 5620(c), Rule 5605(d) and Rule 5605(e)(1). The Corporation’s by-laws provide that a quorum of shareholders is present at a meeting of shareholders if the holders of 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons. The Board determines the compensation of our executive officers, with the assistance of the Compensation Committee of the Board. The Nominating and Governance Committee of the Board is generally responsible for selecting director nominees, except that pursuant to the terms of the shareholders’ agreement among Francisco Partners Group, the Matthews Group, and certain other shareholders effective at the closing of our initial public offering, certain shareholders may nominate some members of the Board (See the discussion under the heading, “Shareholders Agreement”, in Section D of this Circular).

2.	Composition of the Board

The Board consists of ten members. Mitel’s articles of incorporation provide that the Board is to consist of a minimum of three and a maximum of fifteen directors as determined from time to time by the directors, and permit the directors to appoint additional directors in accordance with the CBCA within any fixed number from time to time. The directors have approved a fixed number of ten directors. The Board will regularly assess the need for additional directors in order to ensure that the Board is composed of individuals with diverse backgrounds, experience, competencies and independence as evaluated against criteria established from time to time by the Board. Under the CBCA, one-quarter of the Corporation’s directors must be resident Canadians as defined in the CBCA.

3.	Independence and Other Considerations for Director Service

Seven of our directors are considered “independent”, as defined under the NASDAQ rules and for purposes of Canadian securities laws. Our independent directors are Peter Charbonneau, Gilbert Palter, Benjamin Ball, Andrew Kowal, Jean-Paul Cossart, John McHugh and Henry Perret. For purposes of the NASDAQ rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as employees and executive officers of the Corporation, are deemed by Canadian securities laws to have material relationships with the Corporation.

Our non-independent directors are Donald Smith, Terence Matthews and Norman Stout. Don Smith is deemed to be non-independent because he is our Chief Executive Officer. Terence Matthews, as Chairman of our Board, is also deemed non-independent as an executive officer of the Corporation. Norman Stout is non-independent because of his former role as the Chief Executive Officer of Inter-Tel, which was acquired by Mitel in 2007. The NASDAQ rules and Canadian securities rules deem past employees of a company or its affiliates to be non-independent for a period of three years after the conclusion of their employment.

The Chairman of our Board is Terence Matthews. As Chairman, Dr. Matthews’ role is to promote the Board’s effectiveness in providing oversight to the Corporation. In particular, the Chairman has the responsibility to:

•	preside over Board meetings in an efficient and effective manner that is compliant with governance policies and procedures;

•	in conjunction with the Chief Executive Officer, communicate and maintain relationships with the Corporation, its shareholders and other stakeholders;

•	set Board meeting agendas based on input from directors and senior management;

•	work cooperatively with the lead director in fulfilling the lead director’s mandate and, in the event of a conflict in their duties, yield to the lead director; and

•	carry out other duties, as requested by the Board or the Chief Executive Officer.

For purposes of the NASDAQ rules and Canadian securities laws, Dr. Matthews is deemed not to be an independent director. Accordingly, the Corporation also has a lead director, Peter Charbonneau. The responsibility of the lead director is to provide independent leadership to the Board and to ensure that it functions in an independent and open manner. Together with the Chairman of the Board, the lead director ensures that the Board understands its responsibilities and communicates effectively with its subcommittees and with management.

The attendance record of each director of the Board for all Board meetings since May 1, 2009 is as follows:

Director	Attendance During Fiscal 2010
	Meetings Attended	Percentage
Dr. Terence H. Matthews	11 of 11	100%
Donald W. Smith	11 of 11	100%
Benjamin H. Ball	10 of 11	91%
Peter D. Charbonneau	11 of 11	100%
Jean-Paul Cossart	11 of 11	100%
Andrew J. Kowal	10 of 11	91%
John McHugh(1)	3 of 3	100%
Gilbert S. Palter	7 of 11	64%
Henry L. Perret(1)	3 of 3	100%
Norman Stout	9 of 11	82%

(1)	Mr. McHugh and Mr. Perret were appointed to the Board in March, 2010.

4.	Mandate of the Board and Corporate Governance Guidelines

The mandate of Mitel’s Board is to oversee corporate performance and to provide quality, depth and continuity of management so that the Corporation can meet its strategic objectives. In particular, Mitel’s Board focuses its attention on the following key areas of responsibility:

•	appointing and supervising the Chief Executive Officer and other senior officers;

•	supervising strategy implementation and performance;

•	monitoring the financial performance and reporting of the Corporation;

•	identifying and supervising the management of the Corporation’s principal business risks;

•	monitoring the legal and ethical conduct of the Corporation;

•	maintaining shareholder relations; and

•	developing and supervising the Corporation’s governance strategy.

The Board discharges many of its responsibilities through its standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. Other committees may be formed periodically by the Board to address specific issues that are not ongoing in nature. The duties and responsibilities delegated to each of the standing committees are prescribed in the respective charter of each standing committee.

Position Descriptions

The Board has developed and implemented a written position description for each of the Chairman, the lead director and the Chief Executive Officer. Committees of the Board each have a committee charter that sets out the mandate of the committee, which includes the responsibilities of the chair of each committee.

Orientation and Continuing Education

Director orientation and continuing education is conducted by the Nominating and Governance Committee. All newly elected directors are provided with a comprehensive orientation on our business and operations. This includes familiarization with the Corporation’s reporting structure, strategic plans, significant financial, accounting and risk issues, compliance programs, policies and management and the external auditor. Existing directors are periodically updated in respect of these matters.

For the purposes of orientation, new directors are given the opportunity to meet with members of the executive management team to discuss the Corporation’s business and activities. The orientation program is designed to assist the directors in fully understanding the nature and operation of Mitel’s business, the role of the Board and its committees, and the contributions that individual directors are expected to make.

5.	Ethical Business Conduct

The Board has established the Code, which governs the conduct of Mitel’s Board, executives, employees, contractors and agents. A copy of the Code may be obtained by contacting the Global Business Ethics and Compliance Office of the Corporation and is also available on our website at http://investor.mitel.com.

Responsibility for ensuring compliance with the Code rests with the Global Business Ethics and Compliance Office of the Corporation (the “Compliance Office”), under the guidance of its director, who is also the general counsel of the Corporation. The Compliance Office ensures that the Code is distributed throughout the Corporation, monitors the ethics of the Corporation’s business practices, investigates potential breaches of the Code and engages in education on compliance with the Code. The Audit Committee periodically reviews the ethics monitoring conducted by the Compliance Office and updates the Code as required. The chair of the Audit Committee reports the results of his or her reviews to the Board following Audit Committee meetings and keeps the Board apprised of matters considered by the committee.

Directors are prohibited by the Code from engaging in transactions on our behalf in which that director has, or a family member of that director has, a substantial beneficial interest. Among other things, this means that a director may not hold a financial interest in a customer, supplier or competitor of Mitel or its subsidiaries; notwithstanding this prohibition, a director may own $25,000 worth of stock or two percent of a publicly owned corporation, whichever is greater. Permission to deviate from these rules must be obtained from the Board. Moreover, prior to commencing service on the Corporation’s Board, directors are required to disclose all potential conflicts of interest to the corporate secretary. If potential conflicts arise during a director’s tenure on the Board, such conflicts must be immediately disclosed to the corporate secretary. Where a conflict of interest exists, a director is required by statute to abstain from voting on the matter and, by corporate policy, is also required to recuse himself from any discussion on any matter in respect of which a conflict of interest precludes the director from voting.

6.	Board Committees

The Board has established three committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

The Audit Committee

The Audit Committee is composed of three directors namely, Peter Charbonneau (Chairman), Jean-Paul Cossart and Henry Perret. Peter Charbonneau was appointed to the Audit Committee in February 2002, Jean-Paul Cossart

was appointed in July 2008 and Henry Perret was appointed in March 2010. The Board has determined that each of these directors is financially literate. Peter Charbonneau (Chairman) has been identified as an “audit committee financial expert” as such term is defined by applicable U.S. securities laws.

The Audit Committee assists the Board in fulfilling its financial oversight obligations including responsibility for overseeing the integrity of the Corporation’s financial statements, legal and regulatory compliance, auditor independence and qualification, the work and performance of the Corporation’s financial management, internal auditor and external auditor and for overseeing the systems of disclosure controls and procedures and the system of internal controls regarding finance, accounting, legal compliance, risk management and ethics that Management and the Board have established.

The Audit Committee has access to all books, records, facilities and personnel and may request any information about the Corporation as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the committee. The Audit Committee also reviews and approves related party transactions and prepares reports for the Board on such related party transactions.

All members of the Audit Committee have experience reviewing financial statements and dealing with related accounting and auditing issues. The members of the Audit Committee have the following relevant education and experience:

•	Peter Charbonneau is a general partner in Skypoint Capital Corporation, an early-stage technology venture capital firm. He previously served as the Chief Financial Officer and Chief Operating Officer of Newbridge Networks Corporation. Mr. Charbonneau has also served as a director and audit committee member at numerous companies, including Telus Corporation, March Networks Corporation, TrueContext Corporation, BreconRidge Corporation and Cambrian Systems, Inc. From 1977 to 1986, he worked as an accountant at Deloitte & Touche LLP (as it is now known). Mr Charbonneau holds a Bachelor of Science from the University of Ottawa, an MBA from the University of Western Ontario and is a Fellow of the Institute of Chartered Accountants of Ontario.

•	Jean-Paul Cossart is an Associate Director of Infoteria of France, a company that provides technological coaching. Prior to his involvement with Infoteria, Mr. Cossart was Vice President Strategy and Marketing of Cofratel, a former subsidiary of France Telecom that provides PBX and LAN integration for the enterprise market. Mr. Cossart also held several positions at Alcatel-Lucent S.A. and currently serves on the board of directors of DragonWave Inc. He is also a member of the executive committee of the French chapter of the Institute of Directors, United Kingdom. Mr. Cossart holds an Electronic Engineering degree from Ecole Supérieure d’Electricité.

•	Henry Perret recently retired from Zarlink Semiconductor, where he was Senior Vice President and General Manager of the Communication Products Group. Mr. Perret has previously served as Chief Executive Officer and Chief Financial Officer for Legerity, Inc. and has held financial roles at Actel Corporation, Applied Materials, Inc., National Semiconductor Corporation, Raytheon Semiconductor and General Electric Company. Mr. Perret holds a Bachelor of Science Degree in Business Administration with a concentration in Accounting from San Jose State University.

The Compensation Committee

The Compensation Committee is composed of three directors namely, Benjamin Ball (Chairman), John McHugh and Norman Stout. Benjamin Ball was appointed to the Compensation Committee in October, 2007, John McHugh and Norman Stout were each appointed in March, 2010. A majority of the members of the Compensation Committee are independent, including the Chairman who is responsible for the leadership of the committee and the fulfilment by the committee of its mandate.

The Compensation Committee assists the Board in discharging the Board’s oversight responsibilities relating to the compensation, development, succession and retention of the Chief Executive Officer and key employees and the establishment of fair and competitive compensation and performance incentive plans.

The Nominating and Governance Committee

The Nominating and Governance Committee is composed of seven directors namely, Peter Charbonneau (Chairman), Benjamin Ball, Jean-Paul Cossart, Andrew Kowal, John McHugh, Henry Perret and Norman Stout. The committee was formed and the members were appointed in March, 2010. Of the seven members of the Nominating and Governance Committee, six are independent directors, including the Chairman, ensuring the committee receives diverse input into the Corporation’s Board nomination process and functions independently.

The Nominating and Governance Committee assists the Board in identifying and/or recommending director candidates for election at the next annual meeting of shareholders. The committee also oversees and assesses the functioning of the Board and the committees of the Board, and the implementation and assessment of effective corporate governance principles. The committee conducts annual surveys of directors regarding effectiveness of the Board, the Chairman and each director, each committee and its Chairman, and the individual directors. The committee also annually assesses the effectiveness of the Board and each committee as a whole and makes recommendations to the Board.

7.	Communication with the Board

Shareholders or others may contact the Board by mail to:

The Board of Directors

c/o the Corporate Secretary’s Office

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario, Canada

K2K 2W7

C.	COMPENSATION DISCUSSION AND ANALYSIS

1.	Director Compensation

Directors who are not employees receive the annual service retainers and fees for attending meetings set forth below:

Annual service on the board of directors (other than Chair)	C$25,000
Annual service as Chair of the board of directors	C$100,000
Annual service as member of the Audit Committee (other than Chair)	C$10,000
Annual service as Chair of the Audit Committee	C$15,000
Annual service as a member of other standing committees	C$7,500
Meeting fees (varies depending on whether in person, by phone and by Committee)	C$500 – $2,000

Directors who are not appointed in their capacity as a representative of an institutional equity interest may elect to receive up to, but no more than, C$20,000 of their annual Board retainer in cash (payable quarterly) with the balance to be received in the form of stock options (or such other equity based compensation, as determined by the Compensation Committee and the Board). The four directors on the Board who are eligible to receive cash as a portion of their retainer are Peter D. Charbonneau, Jean-Paul Cossart, Henry Perret and John McHugh. All other directors receive their compensation in the form of stock options. The Corporation intends to review the compensation of directors with the intention that all directors other than the Chief Executive Officer, who does not receive compensation for his role on the Board, will receive their compensation in a combination of cash or equity awards. Stock options are granted pursuant to the 2006 Equity Incentive Plan. The number of stock options granted is calculated using the cash value divided by the Black-Scholes value at the time of grant. There were no options exercised by directors during the fiscal year ended April 30, 2010.

A director who is not also an executive officer is reimbursed for any out-of-pocket expenses incurred in connection with attending board or committee meetings.

There are no loans or other indebtedness outstanding from the Corporation or any subsidiary to any of its directors, nor has any director received any financial assistance from the Corporation or any subsidiary.

The following table sets forth a summary of compensation paid during the fiscal year ended April 30, 2010 to the non-executive directors:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)		Non-equity incentive plan awards ($)	Pension value ($)	All other compensation ($) (5)	Total ($)
Benjamin H. Ball	—	—	54,120	(1)	—	—	4,410	58,530
Peter D. Charbonneau	19,770	—	63,017		—	—	13,611	96,398
Jean-Paul Cossart	19,770	—	48,684	(2)	—	—	4,137	72,591
Andrew J. Kowal	—	—	58,816	(1)	—	—	4,410	63,226
Terence H. Matthews	—	—	98,850	(1)	—	—	18,826	117,676
John McHugh(3)	—	—	11,875		—	—	—	11,875
Gilbert S. Palter	—	—	34,103	(4)	—	—	14,430	48,533
Henry L. Perret(3)	12,500	—			—	—	—	12,500
Norman Stout	—	—	54,120		—	—	19,041	73,161

(1)	Stock options granted in connection with Mr. Ball and Mr. Kowal acting as directors of Mitel were granted to Francisco Partners Management, LLC, of which Mr. Ball and Mr. Kowal are partners.

(2)	Stock options granted in connection with Mr. Cossart acting as a director of Mitel were granted to Scivias S.a.r.l., a company in which Mr. Cossart is a shareholder.

(3)	Mr. McHugh and Mr. Perret were both appointed to the Board in March, 2010.

(4)	Stock options granted in connection with Mr. Palter acting as a director of Mitel were granted to EdgeStone, of which he is a Principal.

(5)	All Other Compensation consists of the additional Black-Scholes value related to the fiscal 2010 re-pricing of options. The value relating to the Francisco Partners Group options has been split equally between Mr. Ball and Mr. Kowal.

2.	Executive Officer Compensation

Mitel’s compensation program for executive officers is designed to attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field. The objective of the program is to focus our executives on the key business factors that affect shareholder value.

Compensation for executive officers is comprised primarily of three main components:

•	base salary;

•	annual or short-term incentive plans; and

•	long-term incentive plans.

The Corporation sets cash and equity compensation based on compensation paid to executives at comparable companies. The Compensation Committee reviews executive officers’ overall compensation packages on an annual basis.

Mitel also retains independent compensation consultants from time to time to assist in determining executive compensation packages. The nature and scope of the services rendered by the consultants include:

•	assisting in identifying members of the our peer group for comparison purposes;

•	helping to determine compensation levels at the peer group companies;

•	providing advice regarding executive compensation best practices and market trends;

•	assisting with the redesign of any compensation program, as needed;

•	preparing for and attending selected management or committee meetings; and

•	providing advice throughout the year.

In the fiscal year ended April 30, 2009, Mitel retained Radford, an Aon Consulting Company, to provide us with survey data and other benchmark information related to trends and competitive practices in executive compensation. The reference market used to benchmark executive compensation included companies who operate in a similar industry segment. The comparable companies used to benchmark our executive compensation included Aastra Technologies Limited, ADC Telecommunications, Inc., ADTRAN, Inc., Avocent Corporation, Brocade Communications Systems, Inc., CAE Inc., Ciena Corporation, Cognos Incorporated (now part of IBM Corporation), Comtech Telecommunications Corp., Extreme Networks, Inc., F5 Networks, Inc., FEI Company, Foundry Networks, Inc., JDS Uniphase Corporation, MacDonald, Dettwiler and Associates Ltd., Novellus Systems, Inc., Photronics, Inc., Polycom, Inc., Tekelec, Tellabs, Inc. and Teradyne Inc. The Compensation Committee sets our executive officers’ total overall cash compensation at a level that was at or near the 50th percentile of the cash compensation paid to executives with similar roles at comparable companies. Equity compensation was also targeted at the 50th percentile of comparable companies.

The Compensation Committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers in order to ensure an objective assessment of our executives’ compensation:

Base Salaries. Individual salaries are determined by each officer’s experience, expertise, performance and expected contributions to the Corporation. The Compensation Committee uses industry studies and comparables for reference purposes to assist in setting a range of base salaries for positions, however, these studies and comparables are only one factor that is reviewed in determining base salary for each executive officer position.

Annual or Short-Term Incentive Plans. Mitel utilizes cash bonuses to reward the achievement of corporate objectives and to recognize individual performance. The amount of annual performance incentive or “at risk” component of an executive officers’ compensation increases with the level of responsibility and impact that the executive officer has had and can have on overall performance. The Chief Executive Officer provides the Compensation Committee with an assessment of each executive’s performance annually.

For the fiscal year ended April 30, 2010, the Corporation’s named executive officers included: Donald W. Smith, Chief Executive Officer; Steven E. Spooner, Chief Financial Officer; Paul A.N. Butcher, President and Chief Operating Officer; Graham Bevington, Vice President and Managing Director Europe, Middle East and Africa; and Ronald G. Wellard, Executive Vice President Product Development and Operations. The annual performance incentive targets for the fiscal year ended April 30, 2010, for the named executive officers ranged between 50% and 65% of base salary. The annual performance incentive compensation is contingent upon Mitel’s achievement of certain financial objectives, including annual revenue, gross margin and operating expense targets, which targets were established by the Compensation Committee. The same targets were applicable to all executive officers. Given the economic environment and ongoing salary and cost restraint measures implemented by the Corporation, the performance incentive program for all named executive officers, including payment of bonuses, was suspended and, therefore, no compensation was paid out under this program during fiscal year 2010.

Long-Term Incentive Plans. The Compensation Committee believes that equity based long-term incentive compensation is a fundamental component of Mitel’s executives’ compensation program. Grants of options under Mitel’s equity incentive plans assist the Corporation in retaining employees and attracting critical key talent by providing them with an opportunity for capital investment in the Corporation. In addition, the granting of options ensures that the interests of our executive officers are aligned with those of our shareholders. Options are granted primarily based on the extent of the individual’s responsibility and performance and are also granted to attract new executive officers and to recognize job promotions.

The Chief Executive Officer recommends levels of option grants for the named executive officers to the Compensation Committee based on skills, responsibilities and performance. Previous grants of options are also taken into consideration. The Compensation Committee approves grants of options after discussion and analysis of the material provided to it.

During the fiscal year ended April 30, 2010, there were no options granted to the named executive officers. There were no options exercised by the named executive officers during the fiscal year ended April 30, 2010.

There are no loans or other indebtedness outstanding from the Corporation or any subsidiary to any of its executive officers nor has any executive officer received any financial assistance from the Corporation or any subsidiary.

The following table sets forth a summary of compensation paid during the fiscal year ended April 30, 2010 to the named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Annual Non- equity Incentive Plan Compensation ($)	Option- based Awards ($)(2)	Pension Value ($)	All Other Compensation ($)(3)	Total ($)
Donald W. Smith Chief Executive Officer(4)	2010 2009	485,609 564,498	— —	— 63,053	4,934 5,635	126,269	616,812 633,186
Steven E. Spooner Chief Financial Officer	2010 2009	314,484 331,159	— —	— 31,526	3,234 13,733	66,643	384,361 376,418
Paul A.N. Butcher President and Chief Operating Officer(5)	2010 2009	369,981 389,371	—	— 25,224	20,502 16,800	120,370 46,821	510,853 478,216
Graham Bevington Vice President and Managing Director Europe, Middle East and Africa(6)	2010 2009	353,100 366,572	— —	— 15,763	17,533 19,647	25,746	396,379 401,982
Ronald G. Wellard Executive Vice President Product Development and Operations(7)	2010 2009	243,733 234,512	—	— 15,763	2,500 8,545	31,544	277,777 258,820

(1)	Mr. Smith volunteered to receive reductions in his annual base salary (10% commencing November 8, 2008; 25% commencing January 5, 2009; and 30% commencing February 2, 2009). Mr. Spooner and Mr. Butcher each volunteered to receive reductions in their annual base salary (10% commencing November 8, 2008; 15% commencing January 17, 2009; and 20% commencing February 14, 2009). Mr. Wellard and Mr. Bevington each volunteered to receive reductions in their annual base salary (10% commencing November 8, 2008; and 15% commencing January 31, 2009). These reductions are reflected in the above table.

Effective July 1, 2010, as part of a general phase out of the Corporation’s reduced work program, the Corporation made the decision to phase out the reductions to annual base salaries detailed above. As a result, commencing July 1, 2010, the salaries of each of Mr. Smith, Mr. Spooner and Mr. Butcher will be increased by an amount equal to 25% of the amount by which their respective salaries had been reduced. They will receive additional 25% returns on October 1, 2010, January 1, 2011 and April 1, 2011, returning their salaries to the full amount. Also commencing July 1, 2010, the salaries of each of Mr. Wellard and Mr. Bevington will be increased by an amount equal to 50% of the amount by which their respective salaries had been reduced. They will receive additional 25% returns on October 1, 2010 and January 1, 2011, returning their salaries to the full amount.

Compensation to Mr. Smith, Mr. Spooner, Mr. Butcher and Mr. Wellard is paid in Canadian dollars, but converted to U.S. dollars at the average of the noon buying rate for the relevant period. The US dollar weakened against the Canadian dollar in fiscal 2010 as compared to fiscal 2009. The Canadian dollar salaries for 2010 and 2009 are as follows: Mr. Smith (2010 – C$527,022, 2009 – C$672,021), Mr. Spooner (2010 – C$341,304, 2009 – C$394,237), Mr. Butcher (2010 – C$401,533, 2009 – C$463,537) and Mr. Wellard (2010 – C$264,518, 2009 – C$279,181).

Compensation to Mr. Bevington (base, commission and pension value) is paid in British pounds sterling, but converted to U.S. dollars at the average of the noon buying rates for the relevant period. The US dollar strengthened against British pounds sterling in fiscal 2010 as compared to fiscal 2009. The British pounds sterling earnings, base and commission, for 2010 and 2009 for Mr. Bevington are as follows: 2010 – £221,336, 2009 – £216,129.

(2)	These options were granted under the 2006 Equity Incentive Plan.

(3)	On July 9, 2009, the Board approved a reduction in the exercise price of all outstanding stock options for current employees and directors to $3.75 per share, under both the 2006 Equity Incentive Plan and the 2001 Stock Option Plan. Option-based awards granted to our directors and named executive officers are valued on the date of grant using the Black-Scholes option-pricing model, using the same principles as described in the Corporation’s management’s discussion and analysis of financial condition and results of operations for fiscal year 2010 filed with the SEC and the Canadian Securities Administrators and available at www.sec.gov and www.sedar.com.

All Other Compensation for Mr. Smith, Mr. Spooner, Mr. Butcher, Mr. Wellard and Mr. Bevington includes $126,269, $66,643, $80,672, $26,307 and $25,746 respectively for the additional Black-Scholes value related to the fiscal 2010 re-pricing of options.

(4)	Mr. Smith is a director of the Corporation but does not receive compensation in that role.

(5)	All Other Compensation for Mr. Butcher for fiscal 2010 includes $39,698 for the issuance of 2,309 deferred share units.

(6)	Salary for Mr. Bevington includes $176,818 and $162,735 in commission payments in fiscal 2010 and fiscal 2009 respectively.

(7)	All Other Compensation for Mr. Wellard includes $5,247 related to patent awards.

3.	Stock Option and Other Compensation Plans

2001 Stock Option Plan

The Corporation adopted an employee stock option plan in March 2001 (the “2001 Stock Option Plan”). Further amendments to the 2001 Stock Option Plan have been approved by the Board from time to time in accordance with the terms of the plan. The 2001 Stock Option Plan provides for the grant of options to acquire Common Shares to employees, directors and consultants.

The 2001 Stock Option Plan provides that the Compensation Committee has the authority to determine the individuals to whom options will be granted, the number of Common Shares subject to option grants and other terms and conditions of option grants. The 2001 Stock Option Plan also provides that, unless otherwise determined by the Compensation Committee, one-quarter of the Common Shares that an option holder is entitled to purchase become eligible for purchase on each of the first, second, third and fourth anniversaries of the date of grant, and that options expire on the fifth anniversary of the date of grant. The 2001 Stock Option Plan provides that in no event may an option remain exercisable beyond the tenth anniversary of the date of grant. The 2001 Stock Option Plan contains change of control provisions which accelerate vesting of options under certain circumstances.

As of July 31, 2010, there were options to acquire 904,977 Common Shares granted under our 2001 Stock Option Plan.

Effective September 7, 2006, shares subject to outstanding awards under the 2001 Stock Option Plan which lapse, expire or are forfeited or terminated will no longer become available for grants under this plan. Instead, new stock options and other equity grants will be made under the 2006 Equity Incentive Plan (described below), which became effective on September 7, 2006.

In the first quarter of fiscal 2009, the Board approved the extension of the expiry date of outstanding stock option grants for 837 current employees and directors holding options to purchase 604,095 Common Shares. The expiry date was extended by two years so that options expiring in July 2009 would now expire in July 2011. Stock options held by named executive officers and certain other management level employees who were part of this group agreed to a new vesting schedule in connection with these options. The options were extended to foster continued employee confidence in the value potential of the Corporation and to acknowledge ongoing and outstanding employee commitment.

In the fourth quarter of fiscal 2010, the Board approved the extension of the expiry date of outstanding stock option grants for 918 current employees and directors holding options to purchase 302,312 Common Shares. The expiry date was extended by one year so that options expiring in 2010 would now expire in 2011.

2006 Equity Incentive Plan

The Corporation adopted a second employee stock option plan on September 7, 2006 (the “2006 Equity Incentive Plan”). No new options will be granted under the 2001 Stock Option Plan and all future equity awards will be granted under the 2006 Equity Incentive Plan. All existing options that have been previously granted under the 2001 Stock Option Plan will continue to be governed under that plan until exercise, termination or expiry.

The 2006 Equity Incentive Plan provides that the Compensation Committee has the authority to determine the individuals to whom options will be granted, the number of Common Shares subject to option grants and other terms and conditions of option grants. Prior to March 5, 2010, the 2006 Equity Incentive Plan provided that, unless otherwise determined by the Compensation Committee, one-quarter of the Common Shares that an option holder is entitled to purchase become eligible for purchase on each of the first, second, third and fourth anniversaries of the date of grant, and that options expire on the fifth anniversary of the date of grant. The 2006 Equity Incentive Plan was amended on March 5, 2010 such that, unless otherwise determined by the Compensation Committee, any options granted after that date will vest as to one-sixteenth of the Common Shares that an option holder is entitled to purchase on the date which is three months after the date of grant and on each subsequent quarter, and that options expire on the seventh anniversary of the date of grant. The 2006 Equity Incentive Plan provides that in no event may an option remain exercisable beyond the tenth anniversary of the date of grant.

The 2006 Equity Incentive Plan provides increased flexibility and choice in the types of equity compensation awards, including options, deferred share units, restricted stock units, performance share units and other share-based awards. The principal purpose of the 2006 Equity Incentive Plan is to assist the Corporation in attracting, retaining and motivating employees, directors, officers and consultants through performance related incentives.

The aggregate number of Common Shares that may be issued under the 2006 Equity Incentive Plan and all other security-based compensation arrangements of the Corporation is 5,600,000 Common Shares provided that an additional number of Common Shares of up to three percent of the number of Common Shares then outstanding may be added to such initial maximum each year for three years in the discretion of the Compensation Committee. Common Shares subject to outstanding awards under our 2006 Equity Incentive Plan which lapse, expire or are forfeited or terminated will, subject to plan limitations, again become available for grants under this plan.

As of July 31, 2010, options to acquire 3,071,001 Common Shares were issued and outstanding under the 2006 Equity Incentive Plan. During fiscal 2010, the Corporation issued options to acquire 777,291 Common Shares under the 2006 Equity Incentive Plan and 466,103 options to acquire Common Shares vested under both the 2006 Equity Incentive Plan and the 2001 Stock Option Plan.

In order to motivate and retain our employees, on July 9, 2009, the Board approved a reduction in the exercise price of all outstanding stock options, under both the 2006 Equity Incentive Plan and the 2001 Stock Option Plan, for current employees and directors to $3.75 per share.

Options Outstanding

As of July 31, 2010, options to acquire 3,975,978 Common Shares were issued and outstanding under both the 2001 Stock Option Plan and the 2006 Equity Inventive Plan, representing approximately 7.5% of the Corporation’s outstanding common shares.

The following table sets out information in respect of the Corporation’s 2001 Stock Option Plan and 2006 Equity Incentive Plan as of April 30, 2010:

Plan Category(1)	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2001 Stock Option Plan	922,585	$4.02	—
2006 Equity Incentive Plan	1,718,347	$4.02	2,939,648

(1)	Both the 2001 Stock Option Plan and the 2006 Equity Incentive Plan have been approved by Mitel Shareholders.

Options Outstanding for Executive Officers and Directors

The following table sets forth information regarding options for the purchase of Common Shares outstanding as of April 30, 2010 to the directors and named executive officers. The closing price of the Common Shares on April 30, 2010 was $11.91 per share.

Name	Number of securities underlying unexercised options(1)		Option Exercise Price(2)	Option Expiration Date	Value of unexercised in-the-money options(3)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Terence H. Matthews	396	(3)	$3.75	8-Jun-11	$3,231.36	99	$807.84
Chairman	4,396	(3)	$3.75	15-Jul-11	$35,871.36	—	$—
	5,264	(3)	$3.75	27-Jul-11	$42,954.24	—	$—
	6,400		$3.75	28-Mar-12	$52,224.00	1,600	$13,056.00
	1,379		$3.75	26-Jul-12	$11,252.64	690	$5,630.40
	8,033		$3.75	23-Oct-12	$65,549.28	4,017	$32,778.72
	9,914		$3.75	8-Oct-13	$80,898.24	7,436	$60,677.76
	9,438		$3.75	9-Jul-14	$77,014.08	9,438	$77,014.08
	69,549		$3.75	24-Sep-14	$567,519.84	69,549	$567,519.84

Benjamin H. Ball	8,233		$3.75	23-Oct-12	$67,181.28	4,117	$33,594.72
Director(4)	8,529		$3.75	8-Oct-13	$69,596.64	6,397	$52,199.52
	29,446		$3.75	9-Jul-14	$240,279.36	29,446	$240,279.36
	46,945		$3.75	24-Sep-14	$383,071.20	46,945	$383,071.20

Peter D. Charbonneau	1,469	(3)	$3.75	8-Jun-11	$11,987.04	368	$3,002.88
Vice Chairman	4,418	(3)	$3.75	9-Jun-11	$36,050.88	—	$—
	3,480	(3)	$3.75	15-Jul-11	$28,396.80	—	$—
	2,413	(3)	$3.75	27-Jul-11	$19,690.08	—	$—
	3,745		$3.75	28-Mar-12	$30,559.20	937	$7,645.92
	3,396		$3.75	26-Jul-12	$27,711.36	1,698	$13,855.68
	2,209		$3.75	23-Oct-12	$18,025.44	1,105	$9,016.80
	4,741		$3.75	8-Oct-13	$38,686.56	3,556	$29,016.96
	19,253		$3.75	9-Jul-14	$157,104.48	19,253	$157,104.48
	19,126		$3.75	24-Sep-14	$156,068.16	19,126	$156,068.16

Name	Number of securities underlying unexercised options(1)		Option Exercise Price(2)	Option Expiration Date	Value of unexercised in-the-money options(3)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)

Jean-Paul Cossart	1,334	(3)(5)	$3.75	9-Sep-11	$10,885.44	—	$—
Director(6)	1,334	(3)(5)	$3.75	8-Dec-11	$10,885.44	—	$—
	1,334	(5)	$3.75	1-Feb-12	$10,885.44	334	$2,725.44
	1,004		$3.75	23-Oct-12	$8,192.64	502	$4,096.32
	2,858		$3.75	8-Oct-13	$23,321.28	2,144	$17,495.04
	18,121		$3.75	9-Jul-14	$147,867.36	18,121	$147,867.36
	15,649		$3.75	24-Sep-14	$127,695.84	15,649	$127,695.84

Andrew Kowal	8,233		$3.75	23-Oct-12	$67,181.28	4,117	$33,594.72
Director(4)	8,529		$3.75	8-Oct-13	$69,596.64	6,397	$52,199.52
	29,446		$3.75	9-Jul-14	$240,279.36	29,446	$240,279.36
	46,945		$3.75	24-Sep-14	$383,071.20	46,945	$383,071.20

Gilbert S. Palter	1,582	(3)	$3.75	8-Jun-11	$12,909.12	396	$3,231.36
Director(7)	2,370	(3)	$3.75	9-Jun-11	$19,339.20	—	$—
	4,030	(3)	$3.75	15-Jul-11	$32,884.80	—	$—
	2,851	(3)	$3.75	27-Jul-11	$23,264.16	—	$—
	5,425		$3.75	28-Mar-12	$44,268.00	1,357	$11,073.12
	4,260		$3.75	26-Jul-12	$34,761.60	2,130	$17,380.80
	3,012		$3.75	23-Oct-12	$24,577.92	1,506	$12,288.96
	3,897		$3.75	8-Oct-13	$31,799.52	2,923	$23,851.68
	6,040		$3.75	9-Jul-14	$49,286.40	6,040	$49,286.40
	17,388		$3.75	24-Sep-14	$141,886.08	17,388	$141,886.08

J. Norman Stout	33,334	(8)	$3.75	23-Oct-12	$272,005.44	16,667	$136,002.72
Director	2,858		$3.75	8-Oct-13	$23,321.28	2,144	$17,495.04
	9,438		$3.75	9-Jul-14	$77,014.08	9,438	$77,014.08
	17,388		$3.75	24-Sep-14	$141,886.08	17,388	$141,886.08

John McHugh	—		—	—	—	—	—
Director

Henry Perret	—		—	—	—	—	—
Director

Donald W. Smith	133,334	(9)(11)	$3.75	26-Jul-11	$1,088,005.44	73,334	$598,405.44
Chief Executive Officer	40,000	(11)	$3.75	1-Feb-12	$326,400.00	10,000	$81,600.00
	66,668	(10)(11)	$3.75	12-Mar-14	$544,010.88	58,336	$476,021.76

Steven E. Spooner	15,000	(9)(11)	$3.75	26-Jul-11	$122,400.00	8,250	$67,320.00
Chief Financial Officer	5,000	(9)(11)	$3.75	9-Sep-11	$40,800.00	3,500	$28,560.00
	1,667	(9)(11)	$3.75	9-Dec-11	$13,602.72	1,417	$11,562.72
	6,667	(3)(11)	$3.75	17-Mar-11	$54,402.72	—	$—
	38,334	(3)(11)	$3.75	27-Jul-12	$312,805.44	—	$—
	26,667	(11)	$3.75	1-Feb-12	$217,602.72	6,667	$54,402.72
	33,334	(10)(11)	$3.75	12-Mar-14	$272,005.44	29,168	$238,010.88

Paul A.N. Butcher	100,000	(9)(11)	$3.75	26-Jul-11	$816,000.00	55,000	$448,800.00
President and Chief Operating Officer	26,667	(11)	$3.75	1-Feb-12	$217,602.72	6,667	$54,402.72
	26,668	(10)(11)	$3.75	12-Mar-14	$217,610.88	23,335	$190,413.60

Name	Number of securities underlying unexercised options(1)		Option Exercise Price(2)	Option Expiration Date	Value of unexercised in-the-money options(3)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)

Graham Bevington	20,000	(9)	$3.75	26-Jul-11	$163,200.00	11,000	$89,760.00
Vice President and Managing Director Europe, Middle East and Africa	6,667	(3)	$3.75	17-Mar-11	$54,402.72	—	$—
	267		$3.75	8-Jun-11	$2,178.72	67	$546.72
	5,334		$3.75	1-Feb-12	$43,525.44	1,334	$10,885.44
	16,668	(10)	$3.75	12-Mar-14	$136,010.88	14,585	$119,013.60

Ronald G. Wellard	11,667	(9)	$3.75	26-Jul-11	$95,202.72	6,417	$52,362.72
Executive Vice President Product Development and Operations	6,667	(3)	$3.75	17-Mar-11	$54,402.72	—	$—
	10,000		$3.75	27-Jul-11	$81,600.00	—	$—
	5,000		$3.75	23-Oct-12	$40,800.00	2,500	$20,400.00
	16,668	(10)	$3.75	12-Mar-14	$136,010.88	14,585	$119,013.60

(1)	Each stock award was granted pursuant to the 2001 Stock Option Plan or the 2006 Equity Incentive Plan. All of these stock options are unexercised.

(2)	On July 9, 2009, the Board approved a reduction in the exercise price for all outstanding stock options for current employees and directors to $3.75 per share.

(3)	Stock option grants vest as per the plan they were granted under; that is, 25% on the first, second, third and fourth year anniversaries from the date of grant and expire five years from the date of grant unless otherwise determined by the Compensation Committee. On October 8, 2008, the Board approved the extension of the term of certain stock options for employees and directors from five years to seven years from the date of grant. On February 5, 2010, the Compensation Committee approved the extension of the term of certain stock options for employees and directors from five years to six years from the date of grant. On March 5, 2010, shareholders approved an amendment to the 2006 Equity Incentive Plan such that subsequent grants of options will vest as to one-sixteenth each quarter following the date of grant and expire seven years from the date of grant unless otherwise determined by the Compensation Committee.

(4)	The stock options granted to Francisco Partners Management, LLC have been reflected next to the names of Mr. Ball and Mr. Kowal, who are partners of Francisco Partners Management, LLC. An aggregate of 93,153 options have been granted to Francisco Partners Management, LLC and these options are reflected next to the names of both Mr. Ball and Mr. Kowal

(5)	Stock options were granted in connection with consulting fees prior to Mr. Cossart’s appointment as a director of the Corporation.

(6)	Stock options granted in connection with Mr. Cossart acting as a director of the Corporation were granted to Scivias S.a.r.l., a company in which Mr. Cossart is a shareholder.

(7)	Stock options granted in connection with Mr. Palter acting as a director were granted to EdgeStone Capital Partners, L.P., of which he is a Principal.

(8)	Stock options were granted to Mr. Stout as an employee prior to his appointment as a director of the Corporation.

(9)	Represents stock options that vest as to 15% three months after the five year anniversary from the date of grant, 15% for the next four, three month periods after the five year anniversary and the final 25% 18 months after the five year anniversary. The options expire on the seven year anniversary from the date of grant. In the first quarter of fiscal 2009, the Board approved the extension of the term of certain options for two years for options that would have expired in 2009. The named executive officers and certain other management level employees who were part of this group agreed to a new vesting period in connection with the extension of these options. Other employees had their options extended but were not subjected to additional vesting requirements. There was no change made to the vesting schedule of stock options held by all other employees who were part of this group.

(10)	Represents performance-based stock options granted under the 2006 Equity Incentive Plan. The stock options vest as to 12.5% on each of the first, second, third and fourth anniversaries from the date of grant. The remaining 50% vest as follows: 12.5% of the options vest on the trigger date and the remainder vest monthly over an 18-month period following the Corporation’s initial public offering (a “non-qualified IPO” as defined in the terms of the grant). The trigger date is defined as the date that is one month following the month in which the five-day average trading price of the Common Shares is equal to or greater than $38.25 per share. All unexercised options expire on the earlier of 24 months after the trigger date or five years from the date of grant.

(11)	Certain of these stock options are also subject to accelerated vesting (either fully or partially) upon involuntary termination or constructive termination following a change of control of the Corporation.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table lists, with respect to each named executive officer and director, the value of all option-based and share-based awards that have vested, and all non-equity incentive plan compensation earned, during the fiscal year ended April 30, 2010.

Name	Option-based awards – Value vested during the year ($)(1)	Non-equity incentive plan compensation – Value earned during the year ($)(2)
Donald W. Smith	932,946	—
Steven E. Spooner	344,401	—
Paul A.N. Butcher	655,050	39,698
Ronald G. Wellard	131,999	5,247
Graham Bevington	148,673	—
Benjamin H. Ball	49,903	—
Peter D. Charbonneau	66,672	—
Jean-Paul Cossart	19,437	—
Andrew J. Kowal	49,903	—
Terence H. Matthews	93,446	—
John McHugh	—	—
Gilbert S. Palter	69,662	—
Henry L. Perret	—	—
J. Norman Stout	107,762	—

(1)	Represents the total value of options that vested in 2010. The closing price of the Common Shares on April 30, 2010 was $11.91 per share.

(2)	Represents the total value of annual cash incentive awards for 2010. These amounts are also reported in the Summary Compensation Table for the named executive officers.

Deferred Share Unit Plan

On December 9, 2004, the Corporation adopted a deferred share unit plan in order to promote a greater alignment of interests among two of our executive officers and our shareholders. Paul Butcher, our President and Chief Operating Officer, is the only remaining participant in the deferred share unit plan. The previous supplemental executive retirement plan was wound up and terminated by the Corporation in favour of the deferred share unit plan.

Each deferred share unit entitles the holder to receive a cash lump sum payment equal to the market value of the Common Shares after cessation of employment. Deferred share units are not considered shares, nor is the holder of any deferred share unit entitled to voting rights or any other rights attaching to the ownership of shares. The number of deferred share units that may be awarded to a participant in any calendar year under our deferred share unit plan is equal to 15% of the participant’s annual salary, less the maximum amount of the participant’s eligible retirement savings plan contributions in that particular taxable year. Before the last business day of the calendar year in which the participant ceased to be employed by us, such participant will receive a lump sum payment in cash having a value equal to the number of deferred share units recorded on his account multiplied by the market value of the Common Shares, less any applicable withholding taxes. The deferred share unit plan is administered by the Compensation Committee.

As of July 31, 2010, 37,540 deferred share units have been awarded to Mr. Butcher under the deferred share unit plan, of which 16,138 of those units represent the value of his interest in our supplementary executive retirement plan (being C$242,062), which was transferred to the deferred share unit plan on May 31, 2005.

As of April 30, 2010, the Corporation had recorded a liability of $0.4 million in the consolidated balance sheet in respect of its obligations under the deferred share unit plan.

Pension and Retirement Plans

The Corporation maintains defined contribution pension plans that cover substantially all of its employees. The Corporation matches the contributions of participating employees to the defined contribution pension plans on the basis and to the extent of the percentages specified in each plan (ranging from 1% to 6%, depending on the plan).

The following table sets forth, for each named executive officer, information regarding defined contribution pension plan amounts credited to or earned by the named executive officers during or as at the end of fiscal year 2010.

Defined Contribution Plan Table

Name	Accumulated value at start of year $	Compensatory $	Non- compensatory $	Accumulated value at year end $
Donald W. Smith	29,706	4,934	13,248	47,888
Steven E. Spooner	25,976	3,234	21,602	50,812
Paul A.N. Butcher	132,285	20,502	35,612	188,399
Ronald G. Wellard	17,266	2,500	5,250	25,016

The Corporation currently maintains a defined benefit pension plan for certain of our past and present employees in the United Kingdom. The plan was closed to employees in June 2001. The defined benefit plan provides pension benefits based on length of service and final average earnings. The pension costs are actuarially determined using the projected benefits method pro-rated on services and management’s best estimate of the effect of future events. Pension plan assets are valued at fair value. In fiscal 2010, a change in valuation assumptions, in particular changes in discount rates, produced a favourable impact on our defined benefit pension plan assets and obligations for the year. As of April 30, 2010, the $173.4 million exceeded the fair value of the defined benefit plan assets of $105.3 million, resulting in a pension liability of $68.1 million.

Defined Benefits Plan Table

Name	Number of years credited service	Annual benefits payable		Accrued obligation at start of year $	Compensatory change $	Non- compensatory change $	Accrued obligation at year end $
		At year end $	At age 65 $
Graham Bevington	10 years 3 months	31,253	69,706	218,706	18,968	211,271	448,945

For the purposes of the pension plan in the United Kingdom, the age of retirement is 65 years. There are provisions for early retirement starting at 55 years with the benefit decreasing for each of the years retired before 65 years. This value is determined by the plan actuary. There is no policy for granting additional years of service or additional credit of service.

4.	Employment Agreements, Termination and Change of Control

Employment Agreements

Donald W. Smith. Don Smith is employed as our Chief Executive Officer. Effective as of March 12, 2010, the Corporation executed an Amended and Restated Employment Agreement with Mr. Smith. Mr. Smith is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Smith’s employment is terminated by Mitel without cause, or if, in the event of a

“change of control” (as such term is defined in his employment agreement) of the Corporation, Mitel either terminates Mr. Smith’s employment without cause or Mr. Smith ends his employment relationship with the Corporation, in either case within 12 months of such change of control, he will receive a severance payment totalling 24 months’ salary and bonus compensation (paid over a 24-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Smith is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, any unvested options held by Mr. Smith will be vested immediately and will be exercisable for up to one year. Mr. Smith receives an annual base salary of C$750,000, stock options, a monthly car allowance of C$1,000, fuel and maintenance reimbursement for one vehicle, and he participates in Mitel’s standard employee benefit plans. Mr. Smith is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee. Mr. Smith’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property. By way of a letter agreement between Mr. Smith and Dr. Matthews dated March 1, 2002, as amended, Dr. Matthews granted to Mr. Smith options to purchase 200,000 Common Shares with an exercise price of C$52.50 from the holdings of Dr. Matthews. All of these options have vested and none have been exercised. These options expire on March 1, 2012.

Paul A.N. Butcher. Paul Butcher is employed as our President and Chief Operating Officer, reporting to the Chief Executive Officer. Effective as of March 12, 2010, the Corporation executed an Amended and Restated Employment Agreement with Mr. Butcher. Mr. Butcher is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Butcher’s employment is terminated by Mitel without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation, Mitel either terminates Mr. Butcher’s employment without cause or Mr. Butcher ends his employment relationship with the Corporation for “Good Reason” (as that term is defined in his employment agreement), in either case within 12 months of such change of control, he will receive a severance payment totalling 18 months’ salary and bonus compensation (paid over an 18-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Butcher is entitled to a lump sum payment of one year’s total salary plus bonus and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Butcher receives an annual base salary of C$500,000, stock options, a monthly car allowance of C$1,500, fuel and maintenance reimbursement for one vehicle. He participates in our standard employee benefit plans and he is the only participant in our Deferred Share Unit Plan. Mr. Butcher is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee, in its sole discretion. Mr. Butcher’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property. By way of a letter agreement between Mr. Butcher and Dr. Matthews dated March 1, 2002, as amended, Dr. Matthews granted to Mr. Butcher options to purchase 66,667 Common Shares with an exercise price of C$52.50 from the holdings of Dr. Matthews. All of these options have vested and none have been exercised. These options expire on March 1, 2012.

Steven E. Spooner. Steve Spooner is employed as our Chief Financial Officer, reporting to our Chief Executive Officer. Effective as of March 12, 2010, the Corporation executed an Amended and Restated Employment Agreement with Mr. Spooner under which he is employed for an indefinite term, subject to termination in accordance with its terms. If Mr. Spooner’s employment is terminated by the Corporation without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation, Mitel either terminates Mr. Spooner’s employment without cause or Mr. Spooner ends his employment relationship with the Corporation, in either case within 12 months of such change of control, he will receive a severance payment totalling 18 months’ salary and bonus compensation (paid over an 18-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Spooner is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Spooner receives an annual base salary of C$425,000, stock options, a monthly car allowance of C$1,000, fuel and maintenance reimbursement for one vehicle, and he participates in our standard employee benefit plans. Mr. Spooner is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee, in its sole discretion. Mr. Spooner’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Graham Bevington. Graham Bevington is employed as our Vice President and Managing Director, Europe, Middle East and Africa Region, reporting to the President and Chief Operating Officer. Mr. Bevington is employed for an indefinite term, subject to termination in accordance with the terms of his employment letter agreement, as amended. If Mr. Bevington is terminated without cause, he will receive a severance payment totalling a minimum of six months’ notice of termination. Mr. Bevington receives an annual base salary of $203,837 and stock options, and he participates in our standard employee benefit plans. Mr. Bevington is also entitled to receive an annual bonus payment related to his achievement of defined targets. Mr. Bevington’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Ronald G. Wellard. Ron Wellard is employed as our Executive Vice President, Product Development, reporting to the Chief Executive Officer. Effective as of March 12, 2010, the Corporation executed an Amended and Restated Employment Agreement with Mr. Wellard. Mr. Wellard is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Wellard’s employment is terminated by the Corporation without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation, Mitel either terminates Mr. Wellard’s employment without cause or Mr. Wellard ends his employment relationship with the Corporation for “Good Reason” (as that term is defined in his employment agreement), in either case within 12 months of such change of control, he will receive a severance payment totalling 12 months’ salary and bonus compensation (paid over an 12-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Wellard is entitled to a lump sum payment of one year’s total salary plus bonus, and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Wellard receives an annual base salary of C$310,000, stock options, an annual car allowance of C$8,000, fuel and maintenance reimbursement for one vehicle, and he participates in our standard employee benefit plans. Mr. Wellard is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee, in its sole discretion. Mr. Wellard’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Potential Payments upon Termination or Change of Control

Information regarding payments to our named executive officers in the event of a termination or a change in control may be found in the table below. This table sets forth the estimated amount of payments each named executive officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on April 30, 2010 and using average exchange rates for fiscal 2010. The salary payments are calculated based on the salaries stated in the employment agreements of each named executive officer as of April 30, 2010. Amounts potentially payable under plans which are generally available to all salaried employees, such as health, life and disability insurance, are excluded from the table. Actual payments made at any future date may vary, including the amount the named executive officer would have accrued under the applicable benefit or compensation plan as well as the price of the Common Shares.

In the event of retirement, resignation or termination for cause, no salary, benefits or other compensation is payable to a named executive officer beyond the last effective date of employment and the named executive officer would only be entitled to exercise options that had already vested or would continue to vest in accordance with the plan under which they were granted.

	Termination without Cause		Change of Control
Name	Salary and Bonus(1)	Equity Vesting(6)	Salary and Bonus(1)	Equity Vesting(7)
Donald W. Smith(2)	$1,577,106	$1,618,405	$1,577,106	$2,124,018
Steven E. Spooner(2)	$678,221	$893,357	$678,221	$1,121,021
Paul A.N. Butcher(2) (3)	$759,686	$1,088,005	$759,686	$1,357,015
Graham Bevington(2)(4)	$201,410	$179,659	$201,410	$433,084
Ronald G. Wellard(2)(5)	$313,859	$342,127	$313,859	$442,518

(1)	Includes, for each named executive officer, a payment for bonus in an amount equal to the average of the amount of bonus paid to the named executive officer in the prior 3 fiscal years. Bonuses were not paid to the named executive officers for fiscal 2009 and fiscal 2010. The average bonuses for the prior 3 fiscal years are as follows: Mr. Smith—$87,503, Mr. Spooner—$60,552, Mr. Butcher—$45,757, Mr. Bevington—$18,612 and Mr. Wellard—$28,225.

(2)	Upon termination without cause or a change of control resulting in termination, each named executive officer would also be entitled to:

•	benefit continuation to the last effective date of employment,

•	a payment equal to car allowance over the applicable period, and

•	in respect of pension, an amount equal to the employer contribution over the applicable period.

In the event of a change of control without termination, each named executive officer would only be entitled to the indicated payments under the “Change of Control” – “Equity Vesting”. No payments for salary or bonus would be payable.

(3)	In addition, in the event of a termination without cause or a change of control resulting in termination, $450,542 would be payable to Mr. Butcher in respect of the pay out of Deferred Stock Units (“DSUs”). The amount related to DSUs is based upon a value of Common Shares of $12.00 per share, which is the weighted average per share price in the 5 trading days prior to April 30, 2010 as reported on the NASDAQ, as required by the DSU plan.

(4)	Mr. Bevington is not subject to the terms and conditions of an executive employment agreement. Payments for salary and bonus are based on the terms of a letter agreement which specifies that each party must provide not less than six months notice of termination of employment, or such longer period as may be provided for pursuant to the Employment Protection (Consolidation) Act 1978.

(5)	In addition, in the event of a termination without cause of a change of control resulting in termination, $5,247 would be payable to Mr. Wellard in respect of the pay out of patent awards.

(6)	The amounts related to stock options and other equity awards are based upon the fair market value of the Common Shares of $11.91 per share as reported on the NASDAQ on April 30, 2010, the last trading day of the Corporation’s fiscal year.

(7)	Upon a change of control, all vested options are paid out at the change of control price. The amounts related to stock options and other equity awards are based upon a value of the Common Shares of $12.60 per share (change of control price), which is the highest per share price in the 5 trading days prior to April 30, 2010 as reported on the NASDAQ, as required by the plan under which the specific stock options or awards were granted.

D.	INTEREST OF MANAGEMENT, NOMINEES AND OTHERS IN MATERIAL TRANSACTIONS

1.	Transactions Involving Related Parties

The Audit Committee of the Board reviews and approves related party transactions between the Corporation and persons or entities that are deemed to be related parties to the Corporation to ensure that the terms are fair and reasonable to the Corporation and to ensure that corporate opportunities are not usurped. The Audit Committee provides a report to the Board that includes:

•	a summary of the nature of the relationship with the related party and the significant commercial terms of the transaction, such as price and total value;

•	the parties to the transaction;

•	an outline of the benefits to the Corporation of the transaction;

•	whether terms are at market and whether they were negotiated at arm’s length; and

•	for related party transactions involving our officers or directors, whether there has been any loss of a corporate opportunity.

2.	BreconRidge Corporation

Mitel has or had certain agreements and related transactions involving BreconRidge. Prior to being acquired in May 2010 by Sanmina-SCI Corporation, BreconRidge was a related party. Until May 28, 2010 (a) Dr. Matthews held approximately an 18.6% ownership interest in BreconRidge and (b) EdgeStone Capital Equity Fund II Nominee Inc. held approximately a 66.4% ownership interest in BreconRidge. EdgeStone Capital Equity Fund II Nominee Inc. is one of our shareholders. One of Mitel’s directors, Mr. Palter, is a partner of EdgeStone Capital Partners L.P., which controls EdgeStone Capital Equity Fund II Nominee Inc. Prior to the acquisition of BreconRidge by Sanmina-SCI Corporation, Mr. Palter was a director of BreconRidge. Mr. Charbonneau, who is a member of our Board, was also a member of the BreconRidge board of directors prior to the acquisition, as was a nominee of Dr. Matthews. Mr. Palter, Mr. Charbonneau and Dr. Matthews’ nominee are no longer members of the BreconRidge board of directors and BreconRidge, now a wholly-owned subsidiary of Sanmina-SCI Corporation, is no longer a related party to Mitel.

In connection with the sale of Mitel’s manufacturing operations to BreconRidge in 2001, Mitel entered into a supply agreement with BreconRidge dated August 31, 2001, as amended. Under this agreement, BreconRidge agreed to manufacture certain products for Mitel and to provide repair and related services under terms and conditions reflecting what management believes were prevailing market conditions at the time Mitel entered into the agreement. This agreement expired on June 20, 2008. Effective June 20, 2008, Mitel entered into a new agreement with BreconRidge for the continued provision of manufacturing and other services under terms and conditions reflecting what management believes were prevailing market conditions at the time the new agreement was entered into.

The supply agreement does not contain any minimum purchase requirements. Mitel issues purchase orders covering predicted requirements and BreconRidge must accept any purchase orders which are consistent with forecasts we provide. Mitel may also become obligated to purchase certain excess inventory from BreconRidge that results from decreases in forecast from period to period, subject to certain obligations of BreconRidge. BreconRidge has agreed not to unreasonably refuse to accept requests from Mitel to purchase its raw material inventory or Mitel’s requests for BreconRidge to purchase raw materials from a third party vendor under a contract between Mitel and such vendor. Under the terms of the supply agreement, BreconRidge is also obligated to seek out initiatives to reduce manufacturing costs. For the year ended April 30, 2010, Mitel purchased $47.1 million (2009—$50.1) of products and services from BreconRidge. As of April 30, 2010, balances payable by Mitel pursuant to these agreements amounted to $6.6 million (2009—$6.2 million) and balances receivable by Mitel pursuant to these agreement amounts to $0.7 million (2009—$0.7 million).

Under the terms of the supply agreement, Mitel is required to purchase certain tools used in the manufacturing process and, as such, owns these assets. These manufacturing tools are capitalized as part of the fixed assets and are depreciated over their estimated useful lives. During fiscal 2010, there were no manufacturing tools purchased from BreconRidge (2009—$nil) under these agreements.

3.	Kanata Research Park Corporation

Mitel’s corporate head offices (located in Ottawa, Canada) totalling approximately 491,244 square feet are leased from Kanata Research Park Corporation, a company controlled by Dr. Matthews, under terms and conditions reflecting what management believed were prevailing market conditions at the time the lease was entered into, for a period of 10 years, expiring on February 15, 2011. During fiscal 2010, Mitel incurred $6.6 million of rent expense for the leased premises (2009—$5.7 million).

4.	Other Parties Related to Dr. Matthews

Mitel has entered into technology transfer, technology licensing and distribution agreements with certain companies related to Dr. Matthews under terms reflecting what management believes were prevailing market conditions at the time the agreements were entered into. These companies include CounterPath Corporation and Natural Convergence Inc. These companies develop technology that Mitel integrates with, distributes or sells alone or as part of Mitel’s own products. Mr. Charbonneau sits on the board of directors of CounterPath Corporation. Mitel’s annual purchases from CounterPath Corporation in fiscal 2010 amounted to $0.4 million (2009—$1.2 million). Mitel’s annual purchases from Natural Convergence Inc. in fiscal 2010 amounted to $0.1 million (2009—$1.4 million). Mitel also purchased $0.9 million of convertible debentures and warrants from Natural Convergence Inc. in 2007. The debentures have been converted into common shares and the warrants have been exercised for common shares such that Mitel currently owns 5.6% of Natural Convergence Inc. This investment was written off in the second quarter of fiscal 2010.

In the normal course of business, Mitel may enter into purchase and sale transactions with other companies related to Dr. Matthews, including Wesley Clover International Corporation and its subsidiaries, under terms reflecting what management believes are then-prevailing market conditions.

By way of letter agreements between Dr. Matthews and each of Mr. Donald Smith, our Chief Executive Officer, and Mr. Paul Butcher, our President and Chief Operating Officer, dated, in each case, March 1, 2002, as amended, Dr. Matthews granted to Mr. Smith options to purchase 200,000 Common Shares owned by Dr. Matthews and to Mr. Butcher options to purchase 66,667 Common Shares owned by Dr. Matthews. Any proceeds on the exercise of these options will be payable by Mr. Smith and Mr. Butcher to Dr. Matthews. The options granted to Mr. Smith and Mr. Butcher expire on March 1, 2012. A similar agreement was entered into between Mr. Peter Charbonneau, one of our directors, and Dr. Matthews on February 16, 2001, as amended, for 60,000 Common Shares indirectly owned by Dr. Matthews. These options granted to Mr. Charbonneau expire on February 16, 2011. As of June 30, 2010, all of these options had vested and none had been exercised.

5.	Francisco Partners Group

An affiliate of the Francisco Partners Group holds approximately $21.2 million of our second lien term loan.

6.	Registration Rights

In connection with the financing of the acquisition of Inter-Tel in 2007, the Corporation entered into a registration rights agreement dated August 16, 2007 with a number of its shareholders, including the Francisco Partners Group, Morgan Stanley Principal Investments Inc., EdgeStone, Dr. Matthews and Wesley Clover Corporation (the “Registration Rights Agreement”). The Registration Rights Agreement was amended and restated as of the date of closing of our initial public offering. The Registration Rights Agreement provides for the registration of the shares held by such shareholders under the securities laws of the United States and/or the qualification for distribution of the shares held by such shareholders under the securities laws of the provinces and territories of Canada. Mr. Ball and Mr. Kowal are both partners of Francisco Partners Management, LLC. Mr. Palter is the Chief Investment Officer and Managing Partner of EdgeStone Capital Partners, L.P. Dr. Matthews is the Chairman of the Board.

7.	Shareholders’ Agreement

Mitel, the Francisco Partners Group and the Matthews Group, are parties to a shareholders’ agreement (the “Shareholders’ Agreement”) which became effective at the closing of our initial public offering. The Shareholders’ Agreement covers matters of corporate governance, restrictions on transfer of Common Shares and information rights.

Board Nomination Rights

Pursuant to the terms of the Shareholders’ Agreement, the Francisco Partners Group is entitled to nominate three members of the Board, the Matthews Group is entitled to nominate two members of the Board, and the number of directors is to consist of no more than 10 members. The Shareholders’ Agreement provides that so long as the Francisco Partners Group beneficially owns at least 15% of the outstanding Common Shares, the Francisco Partners Group may nominate three members of the Board; that so long as the Francisco Partners Group beneficially owns at least 10% of the outstanding Common Shares, the Francisco Partners Group may nominate two members of the Board; and that so long as the Francisco Partners Group beneficially owns at least 5% of the outstanding Common Shares, the Francisco Partners Group may nominate one member of the Board. The Shareholders’ Agreement also provides that so long as the Matthews Group beneficially owns at least 10% of the outstanding Common Shares, the Matthews Group may nominate two members of the Board; and that so long as the Matthews Group beneficially owns at least 5% of the outstanding Common Shares, the Matthews Group may nominate one member of the Board. The Shareholders’ Agreement also provides that each of the Francisco Partners Group and the Matthews Group, to the extent they beneficially own at least 5% of the outstanding Common Shares, will nominate our Chief Executive Officer to serve as a member of the Board. The Francisco Partners Group and the Matthews Group will lose the right to nominate any Board members upon either party holding or controlling less than 5% of the outstanding Common Shares. Each of the Francisco Partners Group and the Matthews Group agree to vote their shares in favour of the election or removal of the other party’s nominees.

Committee Representation

The Shareholders’ Agreement provides that, for so long as the Francisco Partners Group beneficially owns at least 10% of the outstanding Common Shares, unless prohibited by U.S. federal securities laws or the NASDAQ rules, the Francisco Partners Group is entitled to designate one member of each committee of the Board, other than the Audit Committee.

Special Approval Rights of the Francisco Partners Group

The Shareholders’ Agreement provides that the Corporation may not take certain significant actions without the approval of the Francisco Partners Group, so long as the Francisco Partners Group owns at least 15% of the outstanding Common Shares. These actions include:

•	amendments to the Corporation’s articles or by-laws;

•	issuance of any securities that are senior to the Common Shares in respect of dividend, liquidation preference or other rights and privileges;

•

issuance of equity securities or rights, options or warrants to purchase equity securities, with certain exceptions where the Corporation issues securities pursuant to its 2006 Equity Incentive Plan, in connection with acquisitions that involve the issuance of less than $25 million of the Corporation’s securities, upon the conversion of currently outstanding warrants, as consideration paid to consultants for services provided to us, or in connection with technology licensing or other non-equity interim financing transactions;

•	declaring or paying any dividends or making any distribution or return of capital, whether in cash, in stock or in specie, on any equity securities;

•

incurring, assuming or otherwise becoming liable for debt obligations, incurring additional indebtedness in connection with the Corporation’s leasing program, or incurring up to $50 million in new indebtedness;

•

mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction;

•	any change in the number of directors that comprise the Board;

•

an amalgamation, merger or other corporate reorganization by the Corporation with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary); or an agreement to sell or sale of all or substantially all of the assets of the Corporation or other transaction that has the effect of a change of control of the Corporation; and

•	any liquidation, winding up, dissolution or bankruptcy or other distribution of the assets of the Corporation to its shareholders.

All of the provisions of the Shareholders’ Agreement are expressly subject to any requirements as to governance imposed by applicable securities laws and of any exchange on which Mitel’s securities are listed.

Information Rights

So long as any party to the Shareholders’ Agreement holds at least 10% of the outstanding Common Shares, such shareholder will have the right to receive from the Corporation monthly consolidated financial results, copies of all other financial statements, reports or projections, and material information provided to Mitel’s lenders, and such additional information regarding its financial position or business as such shareholder reasonably requests.

Restrictions on Transfer of our Common Shares

Until such time as a party to the Shareholders’ Agreement holds less than 5% of the outstanding Common Shares, Common Shares held by such shareholder shall only be transferrable pursuant to (i) a tag-along or drag-along sale, (ii) a permitted transferee and among the parties to the Shareholders’ Agreement, (iii) transfers in broker’s sales in accordance with Rule 144 under the Securities Act (including its volume and manner of sale limitations) and (iv) pursuant to a registration statement provided for in the Registration Rights Agreement.

The Francisco Partners Group, so long as it owns or controls at least 10% of the outstanding Common Shares, is entitled to drag the other parties to the Shareholders’ Agreement into a non-affiliated change of control transaction if 50.1% of the outstanding Common Shares have voted in favour of that transaction or tendered into it. Notwithstanding the foregoing, the Francisco Partners Group’s drag-along rights do not apply at any time that the Matthews Group owns or controls a greater percentage of the outstanding Common Shares than the Francisco Partners Group.

Also, until such time as the Francisco Partners Group has sold or transferred $281.3 million of Common Shares pursuant to a registration statement or no longer owns at least 10% of the outstanding Common Shares, the Matthews Group may not sell or transfer more than an aggregate of $50 million of Common Shares (measured in gross proceeds and taking into account sales made under Rule 144 under the Securities Act) pursuant to a registration statement. This provision expires automatically on April 27, 2015.

E.	BUSINESS TO BE TRANSACTED AT THE MEETING

1.	Financial Statements

The consolidated financial statements of the Corporation for the fiscal year ended April 30, 2010 have been provided to the shareholders as part of the Corporation’s 2010 Annual Report on Form 10-K, which is included with these proxy materials and is available on our website at http://investor.mitel.com, as well as at www.sec.gov and www.sedar.com. In accordance with the provisions of the CBCA, the financial statements will not be the subject of any vote at the Meeting.

2.	Annual Resolution No. 1 – Election of Directors

The articles of the Corporation provide for a board of directors of not less than three directors and not more than 15 directors to be elected annually, with the fixed number of directors within such range authorized by the directors of the Corporation from time to time. The directors of the Corporation have fixed the number of directors at ten and there are ten directors being nominated. Each director who is elected will hold office until the next annual meeting of shareholders, or until a successor is duly elected or appointed, unless the office is earlier vacated in accordance with the by-laws of the Corporation, the CBCA or the Shareholders’ Agreement (as defined and discussed above under the heading “Interest of Management, Nominees and Others in Material Transactions”).

Each of the nominees proposed for election in this proxy circular is currently an incumbent director. Pursuant to the Shareholders’ Agreement, the Board must be comprised of ten members with the Francisco Partners Group entitled to nominate three directors to the Board as long as it beneficially owns more than 15% of the outstanding Common Shares and Wesley Clover Corporation entitled to nominate two directors to the Board as long as it beneficially owns more than 10% of the outstanding Common Shares. In addition, as long as each of the Francisco Partners Group and Wesley Clover Corporation beneficially owns at least 5% of the outstanding Common Shares, they have agreed to nominate the Chief Executive Officer of the Corporation to the Board. Francisco Partners’ three nominees are Benjamin H. Ball, Andrew J. Kowal and J. Norman Stout. Terence H. Matthews and Peter D. Charbonneau are nominees of Wesley Clover Corporation. The parties to the Shareholders’ Agreement agreed, among other matters, to act and vote from time to time so that, on any election of directors by the shareholders of the Corporation, the nominees of the Francisco Partners Group and Wesley Clover Corporation and the Chief Executive Officer (or equivalent) are elected.

The persons named in the form of proxy will, unless a shareholder has instructed that the Common Shares it represents be WITHHELD from voting in respect of the election of directors or unless someone else is appointed as proxy holder, be voted FOR the election of the nominees for director listed below. In the event a nominee is unable or unwilling to serve, an event that management has no reason to believe will occur, the persons named in the form of proxy will vote for a substitute nominee in accordance with his or her best judgment.

The following table sets forth the name of each person nominated for election as a director; the period or periods of service as a director; the principal occupation, business or employment, and all positions with the Corporation and any significant affiliate of the Corporation, within the preceding five years, as well as the number of shares beneficially owned or over which control or direction is exercised. All of the listed nominees currently serve as directors of the Corporation.

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)
Dr. Terence H. Matthews Ottawa, Ontario, Canada Director since: February 16th , 2001	Chairman of the Board of the Corporation since February 2001; Chairman of the Board of March Networks Corporation since June 2000; Chairman and/or Director of a number of other companies.	12,080,610 Common Shares

Donald W. Smith Ottawa, Ontario, Canada Director since: April 20th, 2001	Chief Executive Officer of the Corporation since April 2001.	1,750 Common Shares

Benjamin H. Ball San Francisco, California, U.S.A. Director since: October 23, 2007	Managing Director of Francisco Partners L.P. since August 1999.	—(2)

Peter D. Charbonneau Ottawa, Ontario, Canada Director since: February 16th , 2001	General Partner of Skypoint Capital Corporation since January 2001.	2,119 Common Shares

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)

Jean-Paul Cossart Versailles, France Director since: October 23, 2007	Associate Director of Infoteria of France since 2004, a company that provides technological coaching.	—

Andrew J. Kowal San Francisco, California, U.S.A. Director since: July 2, 2009	Principal of Francisco Partners L.P. since 2001.	—(2)

John McHugh Newcastle, California, U.S.A. Director since: March 12, 2010	Chief Marketing Officer of Brocade Communications; prior to his current role, Vice President and General Manager of Nortel Networks Limited’s Enterprise Network Solutions Business Unit.	—

Gilbert S. Palter Toronto, Ontario, Canada Director since: April 23, 2004	Chief Investment Officer and Managing Partner of EdgeStone Capital Partners L.P. since May 1999.	—(3)

Henry L. Perret Austin, Texas, U.S.A. Director since: March 12, 2010	Retired Executive. Senior Vice President and General Manager of the Communication Products Group of Zarlink Semiconductor from 2007 to 2010; prior to that held the position of President and Chief Executive Officer for Legerity, Inc. from 2003 to 2007.	—

J. Norman Stout Phoenix, Arizona, U.S.A. Director since: October 23, 2007	Chairman of Hypercom, Inc. since 2008; from August 2007 to June 2008, he was Chief Executive Officer of Inter-Tel (Delaware), Inc. (now Mitel (Delaware), Inc.); prior to that, Mr. Stout was a Director and Chief Executive Officer of Inter-Tel (Delaware), Inc. (“Inter-Tel”) from February 2006; and prior to that, held other senior executive positions with Inter-Tel.	—

(1)	Certain spouses of nominees own Shares. The relevant nominees disclaim beneficial ownership of such Shares.

(2)	Certain funds managed by Francisco Partners II, L.P., of which Mr. Ball and Mr. Kowal are Principals, own or control, directly or indirectly, 20,097,545 Common Shares.

(3)	Certain funds managed by EdgeStone Capital Partners L.P., of which Mr. Palter is a Principal, own or control, directly or indirectly, 2,033,431 Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions.

Dr. Matthews routinely invests in and acts as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Mr. Matthews was a director of Ironbridge Networks Corporation, which went into receivership in January 2001.

Skypoint Capital Corporation also invests in new ventures that may involve risks. As a result, Mr. Charbonneau was a director of Metconnex Inc., which went into receivership in 2006.

Similarly, Francisco Partners L.P. invests in new ventures in early stages which involves risk and, as a result, Mr. Kowal served as a director of MagnaChip Semiconductor LLC which filed for bankruptcy protection in the U.S. Bankruptcy Court of the District of Delaware in June, 2009.

Mr. McHugh took a position as Vice President and General Manager of the Enterprise Data Networking Product Unit for Nortel Networks in December, 2008. In January, 2009, Nortel Networks filed for Chapter 11 Bankruptcy protection in Canada, the United States and the United Kingdom.

No other director has, in the past 10 years, been an officer or director of a company that has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of the directors have been a director or officer of a company in the last 10 years that is or was subject to a cease order, an order similar to a cease trade order or an order that denied such company access to any exemption under securities legislation.

None of the directors have, in the last 10 years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

None of the directors have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or have entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body.

3.	Annual Resolution No. 2 – Appointment and Remuneration of Auditors

Appointment of Auditors

On the recommendation of the Audit Committee, management proposes to present a resolution (“Annual Resolution No. 2”) to appoint Deloitte & Touche LLP, Chartered Accountants, Ottawa, Ontario, as auditors of the Corporation for the fiscal year ending April 2011 to hold office until the close of the next annual meeting of shareholders and to authorize the directors to determine and fix the remuneration of the auditors. Deloitte & Touche LLP were first appointed auditors of the Corporation on December 4th, 2001.

Remuneration of Auditors

In the past, the Audit Committee has negotiated with the auditors of the Corporation on an arm’s length basis for the purpose of determining the fees to be paid to the auditors. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. Management believes that the fees negotiated in the past with the auditors of the Corporation were reasonable in the circumstances and would be comparable to fees charged by other auditors providing similar services.

The persons named in the form of proxy will, unless a shareholder has instructed that the shares it represents be WITHHELD from voting in respect of the appointment of auditors or someone else is appointed as proxy holder, be voted FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation and to authorize the directors to determine and fix the remuneration of the auditors.

F.	OTHER MATTERS

Management of the Corporation knows of no amendment or variation to the matters referred to in the Notice of Meeting and of no other business to be brought before the Meeting. If any amendment, variation or other business is properly brought before the Meeting, the form of proxy confers discretion on the persons named on the form of proxy to vote on any amendment or variation of the matters referred to in the Notice of Meeting or any other business in accordance with their best judgment.

The CBCA provides that, in certain circumstances, eligible shareholders are entitled to submit to the Corporation notice of a matter that such shareholder proposes to raise at a meeting of shareholders. The final date by which the Corporation must receive such a proposal to be raised at the next annual meeting of shareholders of the Corporation (subsequent to this meeting) is May 20, 2011. Any eligible shareholder who may wish to exercise this right should carefully consider whether they are eligible to make such a proposal, and comply with the relevant provisions of the CBCA.

CERTIFICATE

The contents and the distribution of this Circular have been approved by the Board of Directors of the Corporation.

DATED August 18, 2010 on behalf of the Board of Directors.

“Donald Smith”

Donald W. Smith

Chief Executive Officer

Ottawa, Ontario, Canada

SCHEDULE A

ANNUAL RESOLUTION NO. 1

RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS OF MITEL NETWORKS CORPORATION THAT:

The following persons are elected as directors of the Corporation until the next annual meeting of shareholders or until their successor is elected:

Benjamin H. Ball	Peter D. Charbonneau
Jean-Paul Cossart	Andrew J. Kowal
Terence H. Matthews	John P. McHugh
Gilbert S. Palter	Henry L. Perret
Donald W. Smith	J. Norman Stout

SCHEDULE B

ANNUAL RESOLUTION NO. 2

RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS OF MITEL NETWORKS CORPORATION THAT:

Deloitte & Touche LLP are appointed the auditors of the Corporation until the close of the next annual meeting of the shareholders, or until a successor is appointed, at such remuneration as may be determined by the directors, and the directors are authorized to fix such remuneration.